Exhibit 10.8

                                                  NextG Networks, Inc. 2216 O’Toole Avenue, San Jose, CA 95131 Telephone 408 954 1580 Fax 408 383 5397

May 26, 2008
Randall I. Bambrough
[Omitted in external version]
Dear Randy:
We are pleased to offer you a position with NextG Networks, Inc. (the “Company”) as the Chief Financial Officer reporting directly to John Georges, Chief Executive Officer. In this position, you will be responsible for performing duties commensurate with your position that are assigned to you by John. Your employment will begin on Tuesday, May 27, 2008, unless mutually agreed otherwise.
Compensation:
Your initial base salary for this position, if you accept our offer, will be $16,666,67 per month (which is equivalent to $200,000 per year), less standard deductions and withholdings, paid on the 15th and the last day of each month. In the event a payday falls on a weekend or holiday, your paycheck would be issued on the previous workday. Your first pay period may be pro-rated to reflect your actual starting date. Your work schedule usually will be for eight hours per day, Monday through Friday; however, it may vary, as needed.
You will also participate in an annual incentive bonus plan where you may earn up to an additional $40,000 based upon 100% achievement of your first full year plan, payable on an annual basis, based on the achievement of objectives that you and the Company’s CEO will mutually determine in good faith within 60 days following start of your employment.
Stock Options:
We will recommend to the Company’s Board of Directors that, at the first Board of Directors meeting after you begin your employment, you be granted a stock option to purchase 310,000 shares of the Company’s Common Stock at an exercise price equal to the then current fair market value as determined by the Board of Directors at such meeting (the “Option”). Subject to approval by the Board of Directors, twenty-five percent (25%) of the shares subject to the Option shall vest one year after the date of grant and 1/48th of the original shares subject to the Option shall vest monthly thereafter, so that the Option shall be fully vested and exercisable four (4) years from the date of grant, subject to your continued service to the Company on the relevant vesting dates. In all other respects, the Option shall be subject to the terms, definitions, and provisions of the Company’s 2001 Stock Plan and the stock option agreement by and between you and the Company, both of which documents are incorporated herein by reference.
Severance Payments Upon Termination:
If, and prior to a Change of Control as described in the Company’s First Amended and Restated Change of Control Agreement, the Board terminates your employment with the Company without Cause or you terminate your employment with the Company by resigning for Good Reason at any time prior to completion of one full year of continuous employment after the date of your initial stock option grant, in addition to your base salary through the date of such termination plus any other benefits to which you may be entitled to through the date of termination, the Company will pay you upon severance (i) an amount equal to your then base salary for a period of three months following the date of termination (payment to be made in accordance with the Company’s basic payroll policies and schedules), and (ii) solely in the event of such a termination of the employment prior to the Initial Vesting Date, accelerated vesting on your initial option granted such that the total vested portion of such option equals 25%. As provided for under the Company’s stock option plan, you shall have thirty (30) days from the date of your termination to exercise your vested stock options. Additionally, in the event you are covered by the Company’s group medical plan as of your employment termination and you timely elect to continue coverage under that plan pursuant to applicable law (“COBRA”), the Company will pay your COBRA premiums until the earliest of (i) the close of the three-month period following the termination of your employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; thereafter, you shall be solely responsible for payment of your COBRA premiums.
If your employment is terminated for any other reason than set forth in the foregoing, then you will be entitled to receive solely the Company’s standard termination entitlements.
You agree that the payments set forth in this letter agreement constitute all the payments that you shall be entitled to, and under any theory, in the event of any termination of employment. Receipt of these benefits shall be contingent upon receipt by the Company of a full release from you.
For purposes of this letter agreement, a termination for “Cause” occurs if you are terminated as a result of your: (i) conviction of a felony, (ii) commission of any act or theft, fraud or dishonesty against, or involving the records of, the Company, (iii) material breach of the Employee Invention and Nondisclosure Agreement and/or any other similar such agreement, provided that such material breach of Employee Invention and Nondisclosure Agreement and/or any other similar such agreement will not constitute “Cause” if such material breach is cured, if curable, within ten (10) days of its occurrence, (iv) action which is intended to and does have a material detrimental effect on the Company’s reputation or business, or (v) failure or inability to perform any assigned duties reasonably expected of an employee in your position after written notice from the Company to you, and a reasonable opportunity to cure, such failure or inability.
Additionally, for purposes of this letter agreement, a resignation for “Good Reason” shall mean that you resign from employment with the Company due to any of the following: (i) any failure by the Company to comply with the material terms of this letter agreement after being provided written notice from you to the Company of its noncompliance, and such noncompliance is not promptly cured; (ii) any request by the Company that you perform any act which is illegal; (iii) any material reduction in your responsibilities, duties or authority (unless consented to in writing by you) relative to that which was in effect immediately prior to such reduction; (iv) any material reduction of your compensation, incentive programs or benefits from that which was in effect immediately prior to the reduction (including a refusal by an acquiror to assume any stock option or stock purchase agreement to which you are a party in its entirety); or (v) relocation of your place of employment to a location more than 50 miles from the current location.
Other Terms:
This position is classified as a regular, salaried exempt position, on a full-time basis,. Exempt jobs are compensated based upon the responsibilities and professional skills required to accomplish the objectives of a position successfully. These positions are classified in accordance with state and federal regulations; and pay is based on performing specific functions and assignments,

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rather than on hours worked. All personnel classified as exempt are presumed to accept their position responsibilities with the realization that a certain amount of overtime work is inevitable in the normal course of their duties. No overtime compensation will be paid to exempt employees.
As a regular, full-time employee, you will be eligible to participate in the Company’s employee benefit plans including health, dental, and vision insurance, paid time off, and holidays. These and other employee benefits, policies, and procedures are defined in an Employee Handbook and other documents, which will be issued to you on your first day of work. Please note that the Company reserves the right to initiate, cancel, or change any benefit plans and programs that it may offer to its employees, at any time.
Both you and your supervisor will continue to evaluate your performance throughout your employment, to work towards a mutually beneficial and rewarding experience with the Company. You are encouraged to discuss your progress and performance with your supervisor at any time. Please also feel free to come to your supervisor to discuss any other matters that may be affecting your work or our ability to meet the Company’s commitments to its customers and investors.
If you choose to accept this offer, you should be aware that your employment with the Company constitutes “at-will” employment. As such, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any or no reason whatsoever, with or without good cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer. You understand and agree that neither your job performance nor promotions, commendations, bonuses, or any other compensation or recognition from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
This offer is conditional, based on the fact that we have not completed a background investigation process to date. You should understand that, in the event the Company obtains any adverse information as a result of an investigation, such as a criminal record or falsification on your employment application or resume, this offer may be rescinded or your employment may be subject to termination, regardless of the date of discovery.
You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.
By accepting this offer, you agree that, for one year following the termination of your employment with the Company, you will not personally initiate or participate in the solicitation of any employee of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, or independent contractor for any other person or business entity.
As a NextG Networks employee, you will be expected to abide by Company rules, regulations, policies, and procedures, You will be specifically required to sign an acknowledgment that you have read and understand the Company rules of conduct, including the Company’s strict policy prohibiting harassment and discrimination. You also agree to maintain the confidentiality of all confidential and proprietary information of the Company and agree, as a condition of your employment, to enter into a Confidentiality and Invention Assignment Agreement before you begin your employment. This offer is contingent on your signature on the attached Confidentiality

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and Invention Assignment Agreement. Subject to the Severance Payments Upon Termination section of this letter, the Company reserves the right to modify your compensation and benefits from time to time, as it deems necessary, or to amend or terminate any of the policies, plans, or benefits described in this letter at any time, without notice, with the exception of the Company’s employment at-will policy.
This letter, including the documents incorporated herein by reference, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.
The terms of this letter may only be modified, amended, canceled, or discharged by a written agreement signed by you and an authorized officer of the Company. No other representative of the Company has authority to alter the at-will status of your employment or to enter into any employment contract for a definite period with you.
This letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.
To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, and return the signed and dated letter and Non-Disclosure and Proprietary Information Agreement to Raymond Ostby no later than Tuesday, May 27, 2008 at which time this offer will expire, if not accepted on or before that date. Your signature below also confirms our understanding that you are not subject to any employment agreement with another firm that would preclude us from offering this position to you or you from joining our organization. We will look forward to having you arrive for your first day of work on Tuesday, May 27, 2008 for New Hire Orientation.
We look forward to working with you at NextG Networks, Inc.
Sincerely,

NEXTG NETWORKS, INC.

/s/ Raymond Ostby
Raymond Ostby
CFO
I accept this offer of regular, full-time employment and agree to the terms and conditions of employment set forth in this letter agreement:

Signature:	/s/ Randall I. Bambrough

Randall I. Bambrough

Date Signed:	5/26/08	Planned Start Date:	5/27/08

Enclosures: Confidentiality and Invention Assignment Agreement, duplicate offer letter, benefits summary, Application Form and Release

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